Exhibit 99.4

LETTER TO CLIENTS

Offer to Exchange

Each Outstanding Share of Common Stock

(Including the Associated Rights to Purchase Preferred Stock)

of

Depomed, Inc.

for

0.95 Ordinary Shares of Horizon Pharma Public Limited Company,

by

Diosail Merger Corporation,

a wholly-owned subsidiary

of

Horizon Pharma Public Limited Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE 5:00 P.M., EASTERN TIME, ON NOVEMBER 6, 2015, UNLESS THE OFFER IS EXTENDED.

September 8, 2015

To Our Clients:

We have been engaged by a wholly-owned subsidiary of Horizon Pharma Public Limited Company (“Horizon”), which is offering, upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange and related Letter of Transmittal (together, the “Offer”), to exchange each issued and outstanding share of common stock of Depomed, Inc. (including the associated rights to purchase preferred stock) that is validly tendered and not properly withdrawn prior to the expiration date, for 0.95 ordinary shares of Horizon, nominal value $0.0001 per share (including any cash paid in lieu of a fractional Horizon ordinary share).

We (or our nominees) are the holder of record of shares of Depomed common stock held by us for your account. A tender of such shares of Depomed common stock can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Depomed common stock held by us for your account. Accordingly, we request instructions as to whether you wish us to tender pursuant to the offer any or all of the shares of Depomed common stock held by us for your account.

We urge you to read the enclosed Offer to Exchange and Letter of Transmittal regarding the offer carefully before instructing us to tender your shares of Depomed common stock.

If you wish to have us tender any or all of your shares of Depomed common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the Letter of Transmittal. You should also complete, sign and return an IRS Form W-9 to us. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares of Depomed common stock, all such shares of Depomed common stock owned by you will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS AND THE IRS FORM W-9 SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.